TRUST AGREEMENT 114 AMENDMENT NO. 1

           THIS TRUST AGREEMENT 114 AMENDMENT NO. 1
("Amendment"), dated as of May __, 1996, is between GAUCHO-2 INC., a Delaware corporation, in its capacity as owner participant ("Owner Participant") and FIRST SECURITY BANK OF UTAH, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, except as expressly provided herein, but solely as Owner Trustee (in its capacity as Owner Trustee, "Owner Trustee" and in its individual capacity, "First Security").

                             RECITALS

           (A) Owner Participant and Owner Trustee are parties to that certain Trust Agreement 114, dated as of July 1, 1995, as more specifically defined on Appendix A attached hereto relating to that certain Boeing 757-224 aircraft (the "Trust Agreement").

           (B) The parties wish to amend the Trust Agreement as set forth below in connection with the Refinancing Transaction
(as defined in Annex A attached to the Lease).

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                            AGREEMENT

           A. DEFINITIONS. Capitalized terms used but not defined herein shall have the respective meanings set forth or incorporated by reference, and shall be construed and interpreted in the manner described, in Annex A to the Lease.

           B. TRUST AGREEMENT AMENDMENTS. The parties agree that, effective as of the date hereof, the Trust Agreement is hereby amended as follows:

           1. Section 5.1 of the Trust Agreement is hereby amended by deleting the word ", Guarantor" after the word "Mortgagee" and before the words "and Lessee" as it appears in line 4 thereof.

           2. Section 9.1.1 of the Trust Agreement is hereby amended by deleting the word ", Guarantor" after the word
"Mortgagee" and before the words "and Lessee" as it appears in lines 7 and 12 thereof.

           3. Section 9.2(b)(vi) of the Trust Agreement is hereby amended by deleting the word ", Guarantor" after the word
"Mortgagee" and before the words "or the Certificate Holders" as it appears in line 5 thereof.

           C. ENTIRE AGREEMENT. This Amendment is intended to be a complete and exclusive statement of the terms of the agreement of the parties hereto and supersedes any prior or contemporaneous agreements, whether oral or in writing with respect to the subject matter hereof.


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           D. STATUS OF TRUST AGREEMENT. This Amendment shall be
construed in connection with, and as a part of, the Trust Agreement. The terms, conditions, covenants, representations, agreements, rights, remedies, powers and privileges set forth in the Trust Agreement, as modified hereby, are hereby confirmed in all respects by the parties hereto and shall continue in full force and effect.

           E. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

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           IN WITNESS WHEREOF, this Amendment has been executed
on behalf of each of the parties as of the date first written above.

                               GAUCHO-2 INC.


                               By:_______________________________
                                  Name:
                                  Title:


                               FIRST SECURITY BANK OF UTAH,
                               NATIONAL ASSOCIATION

                               By:_______________________________
                                  Name:
                                  Title:




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                            APPENDIX A

Trust Agreement 114, dated as of July 1, 1996, between Gaucho-2,
Inc., as owner participant and First Security Bank of Utah, National Association.




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